TO: Board of Trustees of Touchstone Tax-Free Trust

DATE: January 12, 2012

RE: Portfolio Transactions through Affiliated
Underwriters


Rule 10f-3 under the Investment Company Act of 1940 permits brokers who are affiliates of the Trust to receive a commission for effective portfolio transactions for the Trust only under certain circumstances.

The Board of Trustees has approved the following procedures authorizing the Trust to effect portfolio transactions with affiliated underwriters.

1. The securities must be purchased prior to the end of the first day on which any sales are made, at a price that is not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities. The Fund may reasonably rely upon written statements made by the issuer or a syndicate manager, or by an underwriter or seller of the securities through which such investment company purchases the securities.

2. There must be a determination that the commission spread or profit received or to be received by the principal underwriters is reasonable and fair compares to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities being sold during a comparable period of time.

3. The amount of securities of any class of such issue to be purchased by the Portfolio/Fund involved, or by two or more investment companies having the same investment adviser, shall not exceed, if purchased in an offering other than an eligible Rule 144A Offering, 25% of the principal amount of the offering of such class.

4. The affiliated transactions will be reported to the Trustees at each quarterly meeting.

5. The Fund will maintain permanent records of the affiliated underwriting procedures and maintain the information regarding securities transactions with affiliated underwriters required by Rule 10f-3.

During the period from October 1, 2011 through December 31, 2011, the Ohio Tax Free Money Market Fund effected two transactions through Fifth Third Securities, the Tax Free Money Market Fund effected one transaction through Fifth Third Securities, the Money Market Fund effected two transactions through Fifth Third Securities, the Institutional Money Market Fund effected two transactions through Fifth Third Securities, the Variable Series Money Market Fund effected one transaction through Fifth Third Securities and the Ohio Tax Free Bond effected two transactions through Fifth Third Securities. Fifth Third may be deemed to be an affiliate of the Funds, because its affiliate Fifth Third Bank owns more than 5% of the outstanding shares of Ohio Tax Free Money Market Fund.

The Board of Trustees, including a majority of the disinterested Trustees, must determine no less frequently than quarterly that all transactions effected during the quarter pursuant to the above procedures were effected in compliance with such procedures.

Summary of Transactions

Purchasing Fund          Issue              Amount          Settlement

Ohio Tax Free MMF        Northmont City       $2,500,000      12/21/11
                         School District

Tax Free MMF             Northmont City       $500,000        12/21/11
                         School District

Institutional MMF        Northmont City       $3,300,000      12/21/11
                         School District

Money Market Fund        Northmont City       $2,700,000      12/21/11
                         School District

Variable Series MMF      Northmont City       $600,000        12/21/11
                         School District

Ohio Tax Free MMF        Piqua City School    $1,400,000      12/23/11
                         District

Institutional MMF        Piqua City School    $1,700,000      12/23/11
                         District

Money Market Fund        Piqua City School    $1,400,000      12/23/11
                         District



These transactions are consistent with the investment policies of the Funds as recited by the Registration Statement filed under the Investment Company Act.




________________________                    _____________
Chief Compliance Office                    Chief Compliance Office
Fort Washington Investment Advisors,       Touchstone Funds
Inc.